UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2020 (February 28, 2020)
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EXICURE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-39011	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8045 Lamon Avenue
Suite 410
Skokie, IL 60077
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 673-1700
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2020, Exicure, Inc. (the “Company”) and 2430 N. Halsted, LLC (the “Landlord”) entered into a lease agreement (the “Lease”) for approximately 30,085 square feet of laboratory and office space (the “Premises”) in Chicago, Illinois (the “Lease”). The Company intends to move its corporate headquarters and research facility to the Premises upon occupancy, which is expected to occur in the third quarter of 2020.

The original term (the “Original Term”) of the Lease is 10 years, commencing on the date on which the Premises are ready for occupancy under the terms of the Lease (the "Anticipated Commencement Date"). The Company has options to extend the term of the Lease for two additional successive periods of five years each at the then prevailing effective market rental rate.

The initial annual base rent during the Original Term is $37.00 per square foot per year, or approximately $1.1 million for the first 12-month period of the Original Term, payable in monthly installments beginning on the Anticipated Commencement Date. Base rent thereafter is subject to annual increases of 3%, for an aggregate amount of $12.8 million over the Original Term. The Company must also pay its proportionate share of certain operating expenses and taxes for each calendar year during the term. During the first 12-month period of the Original Term, the base rent and the Company's proportionate share of operating expenses and taxes are subject to certain abatements.

The Landlord will contribute a maximum of $3.2 million toward tenant improvements. In connection with the Lease, the Company will maintain a letter of credit for the benefit of the Landlord in an initial amount of $1.2 million, which amount is subject to reduction over time. Upon execution of the lease, the Company paid to the Landlord the first installment of base rent and the estimated monthly amount of its pro rata share of taxes and its pro rata share of operating expenses in the aggregate amount of $87,322, which amount had been adjusted for the abatement as set forth in the lease agreement.

The Lease contains customary representations, warranties, covenants, indemnification provisions, default provisions, and termination provisions for a lease of this nature.

The foregoing description of the terms of the Lease does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending March 31, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2020	EXICURE, INC.

	By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Chief Executive Officer